UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a party other than the Registrant     ☐

Check the appropriate box:

☐      Preliminary Proxy Statement

☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒      Definitive Proxy Statement

☐      Definitive Additional Materials

☐      Soliciting Material under §240.14a-12

DASEKE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒      No fee required

☐     Fee paid previously with preliminary materials

☐     Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DASEKE, INC.
15455 Dallas Parkway, Suite 550
Addison, Texas 75001

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Daseke, Inc.:

Notice is hereby given that the 2022 annual meeting of stockholders (the “Annual Meeting”) of Daseke, Inc., a Delaware corporation (the “Company” or “we”), will be held on July 6, 2022 at 2:00 p.m., Central time, to consider and vote upon the following proposals:

1.	To elect the eight director nominees named in the accompanying proxy statement to serve on the Company’s Board of Directors (the “Board of Directors” or the “Board”) until the 2023 annual meeting of stockholders and until their successors are elected and qualified or their earlier death, resignation or removal;

2.	To ratify the selection of Grant Thornton LLP to serve as our independent registered public accounting firm for the year ending December 31, 2022;

3.	To approve, on an advisory basis, the executive compensation of our named executive officers as described in “Compensation Overview” and the related executive compensation tables in “Executive Compensation;” and

4.	Such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

We have determined to hold the Annual Meeting virtually this year to provide for a safe, consistent and convenient experience for all stockholders. We believe that hosting a virtual meeting, in which any stockholder can participate from any geographic location with Internet connectivity, enables participation by more of our stockholders while also lowering the cost of conducting the Annual Meeting. To attend and participate in the Annual Meeting, you will need to visit the virtual meeting website at https://www.cstproxy.com/daseke/2022 (the “Meeting Website”) and enter the control number found on your proxy card. If you are a beneficial owner of shares held in street name and wish to attend the Annual Meeting, you will need to follow the instructions on your voting instruction form to receive a legal proxy from your bank or broker, and then e-mail a copy (a legible photograph is sufficient) of your legal proxy to proxy@continentalstock.com. Beneficial owners who e-mail a valid legal proxy will be issued a control number that will allow them to register to attend and participate in the Annual Meeting. Beneficial owners who wish to attend the Annual Meeting should contact Continental Stock Transfer & Trust Company at the above email address no later than June 29, 2022 to obtain this information. Only one stockholder per control number can access the Meeting Website. You may vote and submit questions while attending the Annual Meeting by following the instructions available on the Meeting Website at the time of the Annual Meeting. On the date of the Annual Meeting, online access to the Annual Meeting will open at 1:30 p.m., Central time, to allow time for stockholders to log-in prior to the start of the live audio webcast of the Annual Meeting at 2:00 p.m., Central time. We encourage you to log-in 15 minutes prior to the start time of the Annual Meeting. If you experience technical difficulties during the check-in process or during the Annual Meeting, please call (917) 262-2373 for assistance. You will not be able to physically attend the Annual Meeting.

Only stockholders of record of the Company as of the close of business on May, 19, 2022 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Each share of common stock entitles the holder thereof to one vote. A list of the names of stockholders entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for examination by any stockholder for any purpose germane to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m., Central time, at our headquarters at 15455 Dallas Parkway, Suite 550, Addison, Texas 75001. This list will also be available for such purposes during the Annual Meeting through the Meeting Website.

Beginning on or about May 26, 2022, we will send to all stockholders entitled to notice of, and to vote at, the Annual Meeting a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions on how to access our proxy materials over the internet and how to vote. The Notice also provides instructions on how to obtain paper copies if preferred. We are furnishing proxy materials to stockholders over the internet because this process expedites the delivery of proxy materials, ensures that proxy materials remain easily accessible to our stockholders, saves costs and reduces the environmental impact of the Annual Meeting.

Your vote is important. Proxy voting permits stockholders unable to attend the Annual Meeting to vote their shares through a proxy. By appointing a proxy, your shares will be represented and voted in accordance with your instructions. Proxy cards that are signed and returned, but do not include voting instructions, will be voted by the proxy holders as recommended by the Board of Directors. You can change your voting instructions or revoke your proxy at any time prior to the Annual Meeting by following the instructions included in the accompanying proxy statement and on the proxy card or voting instruction form.

Even if you plan to attend the Annual Meeting, it is strongly recommended you vote your shares and submit your proxy before the Annual Meeting date to ensure that your shares will be represented at the Annual Meeting if you are unable to attend. You are urged to review carefully the information contained in the proxy statement prior to deciding how to vote your shares.

By Order of the Board of Directors,

Executive Vice President, Chief Legal Officer,
General Counsel and Corporate Secretary

May 26, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on July 6, 2022: The Company’s proxy statement for the 2022 Annual Meeting of Stockholders, the form of proxy card and the 2021 Annual Report to Stockholders are available at https://www.cstproxy.com/daseke/2022.

DASEKE, INC.
15455 Dallas Parkway, Suite 550
Addison, Texas 75001

PROXY STATEMENT

FOR

2022 ANNUAL MEETING OF STOCKHOLDERS
To be held on July 6, 2022 at 2:00 p.m., Central time

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROXY MATERIALS

Why did I receive a Notice of Internet Availability of Proxy Materials?

Daseke, Inc. (the “Company,” “Daseke,” “we,” “our” or “us”) sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) to access the Company’s proxy materials because we are holding our 2022 annual meeting of stockholders (the “Annual Meeting”) and the Company’s Board of Directors (the “Board of Directors” or the “Board”) is asking for your proxy to vote your shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at the Annual Meeting and any adjournments or postponements thereof. The Notice was first sent to stockholders on or about May 26, 2022.

The Securities and Exchange Commission (the “SEC”) has approved rules allowing companies to furnish proxy materials to stockholders by providing access to such documents on the internet instead of mailing paper copies. We believe this process expedites the delivery of proxy materials, ensures that proxy materials remain easily accessible to our stockholders, saves costs and reduces the environmental impact of the Annual Meeting. Accordingly, we mailed the Notice rather than paper copies of our proxy materials. Instructions on how to access the proxy materials over the internet or how to request a paper copy by mail may be found in the Notice. The proxy materials, including this proxy statement, summarize the information that you need to make an informed decision on the proposals to be considered at the Annual Meeting.

When and where will the Annual Meeting be held?

The Annual Meeting will take place on July 6, 2022 at 2:00 p.m., Central time. We have determined to hold the Annual Meeting virtually. You will not be able to physically attend the Annual Meeting.

We are holding a virtual only meeting this year for a few reasons. First, the Company takes pride in its safety-focused culture. Accordingly, we are choosing the virtual format to keep our stockholders attending the meeting safe from COVID-19. We also value innovation and we welcome expanded access, improved communication and cost savings for us and our stockholders afforded by the virtual format. We believe hosting a virtual meeting enables increased stockholder attendance and participation from locations around the country, which provides for a more meaningful forum.

To attend and participate in the Annual Meeting, you will need to visit the virtual meeting website at https://www.cstproxy.com/daseke/2022 (the “Meeting Website”) and enter the control number found on your proxy card. If you are a beneficial owner of shares held in street name and wish to attend the Annual Meeting, you will need to follow the instructions on your voting instruction form to receive a legal proxy from your bank or broker, and then e-mail a copy (a legible photograph is sufficient) of your legal proxy to proxy@continentalstock.com. Beneficial owners who e-mail a valid legal proxy will be issued a control number that will allow them to register to attend and participate in the Annual Meeting. Beneficial owners who wish to attend the Annual Meeting should contact Continental Stock Transfer & Trust Company at the above email address no later than June 29, 2022 to obtain this information.

Only one stockholder per control number can access the Meeting Website. You may vote and submit questions while attending the Annual Meeting by following the instructions available on the Meeting Website at the time of the Annual Meeting. On the date of the Annual Meeting, online access to the Annual Meeting will open at 1:30 p.m., Central time, to allow time for stockholders to log-in prior to the start of the live audio webcast of the Annual Meeting at 2:00 p.m., Central time. We encourage you to log on 15 minutes prior to the start time of the Annual Meeting. If you experience technical difficulties during the check-in process or during the Annual Meeting, please call (917) 262-2373 for assistance.

What proposals will be addressed at the Annual Meeting?

Stockholders will be asked to consider the following proposals at the Annual Meeting:

1.	To elect the eight director nominees named in this proxy statement to serve on the Board of Directors until the Company’s 2023 annual meeting of stockholders and until their successors are elected and qualified or their earlier death, resignation or removal;

2.	To ratify the selection by the audit committee of the Board of Directors (the “Audit Committee”) of Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for the year ending December 31, 2022; and

3.	To approve, on an advisory basis, the executive compensation of our named executive officers (“NEOs”) as described in “Compensation Overview” and the related executive compensation tables in “Executive Compensation” (“say-on-pay”).

We will also consider any other business that properly comes before the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors unanimously recommends that stockholders vote:

•	“FOR” each nominee proposed by the Board of Directors for director;

•	“FOR” the ratification of the selection of Grant Thornton as our independent registered public accounting firm; and

•	“FOR” the approval, on an advisory basis, of the compensation of our NEOs.

Who may vote during the Annual Meeting?

Stockholders who owned shares of Common Stock as of the close of business on May 19, 2022 (the “Record Date”) are entitled to vote during the Annual Meeting.

How many votes must be present to hold the Annual Meeting?

On the Record Date, there were 63,454,264 shares of Common Stock outstanding and entitled to vote. In order for us to conduct the Annual Meeting, a majority of our outstanding shares of Common Stock entitled to vote during the Annual Meeting must be present at the beginning of the Annual Meeting. This is referred to as a quorum. Consequently, 31,727,133 shares of Common Stock must be present at the beginning of the Annual Meeting to constitute a quorum.

Your shares are counted as present at the Annual Meeting if you were a stockholder as of the Record Date and (i) you attend the Annual Meeting, (ii) you vote (either by mail or online) in advance of the Annual Meeting (even if you abstain from voting on any or all of the proposals) or at the Annual Meeting, or (iii) your shares are registered in the name of a bank or brokerage firm and you do not provide voting instructions and such bank or broker casts a vote on the ratification of the selection of Grant Thornton to serve as our independent registered public accounting firm.

How many votes do I have?

Each share of Common Stock is entitled to one vote on each matter that comes before the Annual Meeting.

What is the proxy card?

If you complete the proxy card and mail it in the envelope provided (or otherwise submit your proxy over the internet as described below), you will appoint Jonathan Shepko, the Company’s Chief Executive Officer, and Soumit Roy, the Company’s Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary, each to act as your proxy at the Annual Meeting. By completing and returning the proxy card, you are authorizing Messrs. Shepko and Roy to vote your shares during the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card and vote online before the Annual Meeting date in case your plans change. Proxies will extend to, and be voted at, any adjournment(s) or postponement(s) of the Annual Meeting. Alternatively, you can vote your shares during the Annual Meeting.

If any other matter properly comes before the Annual Meeting, or at any adjournment(s) or postponement(s) of the Annual Meeting, that is not on the proxy card, the proxy holders mentioned above and on the proxy card will vote your shares, under your proxy, in accordance with the recommendations of the Board of Directors or, in the absence of a Board decision, in their best judgment. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of 2022 Annual Meeting of Stockholders and with respect to any other matters that may properly come before the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record.  If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a broker, bank, broker-dealer, custodian or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting during the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account, but you must follow the instructions that organization has provided to you in order to vote or attend the Annual Meeting. Those instructions are contained in a “voting instruction form” provided to you by such organization.

If I am a stockholder of record of the Company’s shares, how do I vote?

If you are a stockholder of record, there are three ways to vote:

•	During the Annual Meeting. You may vote during the Annual Meeting by following the instructions provided at the Annual Meeting.

•	By Mail. You may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

•	Online Prior to the Annual Meeting. You may vote online in advance of the Annual Meeting by following the procedures and instructions described on the proxy card. If you choose to vote online in advance of the Annual Meeting, have your proxy card in hand, which will have the control number necessary to access the website, and follow the instructions.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner, there are three ways to vote:

•	During the Annual Meeting. If you are a beneficial owner, you will need to follow the instructions on the voting instruction form provided to you to receive a legal proxy from your broker, bank, broker-dealer, custodian or other similar organization that holds your shares, and then e-mail a copy (a legible photograph is sufficient) of your legal proxy to proxy@continentalstock.com. Beneficial owners who e-mail a valid legal proxy will be issued a control number that will allow them to register to attend and participate in the Annual Meeting. Beneficial owners who wish to attend the Annual Meeting should contact Continental Stock Transfer & Trust Company at the above email address no later than June 29, 2022 to obtain this information.

•	By Mail. You may vote by filling out the voting instruction form and sending it back in the envelope provided by your broker, bank, broker-dealer, custodian or other similar organization that holds your shares.

•	Via Telephone/Online Prior to the Annual Meeting. You may vote by submitting your vote by telephone or online if those options are made available to you by your broker, bank, broker-dealer, custodian or other similar organization in accordance with the instructions on the voting instruction form provided to you. Although most banks, brokers and other nominees offer these voting alternatives, availability and specific procedures vary.

What vote is required to elect directors?

Directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, meaning that the eight director nominees who receive the highest number of shares voted “for” their election are elected. There are no cumulative voting rights for director elections. You may vote “for” or “withhold” authority to vote for each of the nominees for the Board. “Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of the nominees.

What vote is required to ratify the selection by the Audit Committee of Grant Thornton as our independent registered public accounting firm?

Approval of the proposal to ratify the selection of Grant Thornton as our independent registered public accounting firm requires the affirmative vote of the majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote “for” or “against” this proposal, or you may abstain from voting on this proposal. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal.

What vote is required to approve, on an advisory basis, the executive compensation of our NEOs as described in the “Compensation Overview” and the related executive compensation tables in “Executive Compensation” (“say-on-pay”)?

Approval of “say-on-pay” requires the affirmative vote of the majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote “for” or “against” this proposal, or you may abstain from voting on this proposal. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal. Although this advisory vote to approve the Company’s executive compensation is non-binding, the Board’s compensation committee (the “Compensation Committee”) will carefully assess the voting results.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again by signing and returning a new proxy card or voting instruction form with a later date or by submitting a later vote electronically or via phone (if those options are available to you), or, if you are a stockholder of record, by attending the Annual Meeting and voting at the Annual Meeting. Attending the Annual Meeting will not automatically revoke your proxy unless you vote again during the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Chief Legal Officer at 15455 Dallas Parkway, Suite 550, Addison, Texas 75001, a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a broker, bank, broker-dealer, custodian or other similar organization, you must instruct your broker, bank, broker-dealer, custodian or other similar organization that you wish to change your vote by following the procedures on the voting instruction form provided to you by such representative.

What happens if I do not indicate how to vote my proxy?

If you sign your proxy card without providing further instructions, your shares will be voted “FOR” each of the director nominees proposed by the Board of Directors, “FOR” the ratification of the selection of Grant Thornton to serve as our independent registered public accounting firm for the year ending December 31, 2022 and “FOR” the approval, on an advisory basis, of the executive compensation of our NEOs. To the extent any other business properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, any shares represented by any such proxy card will be voted within the discretion of the designated proxy holders to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless otherwise provided on such proxy card.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential to the extent possible and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K that the Company is required to file with the SEC within four business days following the Annual Meeting.

Who bears the cost of soliciting proxies for the Annual Meeting?

The Board of Directors is soliciting your proxy to vote your shares of Common Stock at the Annual Meeting, and the Company will bear the cost of soliciting proxies and will reimburse brokerage firms and other nominees for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. We will conduct the solicitation by mail, personally, telephonically, through the internet, by e-mail or by facsimile through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

Do dissenting stockholders have appraisal rights?

Neither Delaware law nor the Company’s charter or bylaws provide for appraisal or other similar rights for dissenting stockholders in connection with any of the proposals to be voted upon at the Annual Meeting. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

What does it mean if I receive more than one proxy card and/or voting instruction form?

If you receive more than one proxy card and/or voting instruction form, your shares may be registered in more than one name and/or are registered in different accounts. In order to vote all of the shares held by you, you will need to vote the shares held in each account separately. Please follow the voting instructions on each proxy card and/or voting instruction form to ensure that all of your shares are voted.

Who do I contact if I have questions about the Annual Meeting or need help in voting my shares?

You can contact our Chief Legal Officer, Soumit Roy, by sending a letter to him at the offices of the Company at 15455 Dallas Parkway, Suite 550, Addison, Texas 75001 with any questions about the proposals described in this proxy statement or how to execute your vote.

CORPORATE GOVERNANCE

The Board of Directors and Executive Officers

Board Structure and Composition

The Board of Directors is currently made up of eight members: Brian Bonner, Don R. Daseke, Catharine Ellingsen, Grant Garbers, Melendy Lovett, Charles “Chuck” F. Serianni, Jonathan Shepko and Ena Williams. Each of the Company’s current directors is seeking re-election at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement, which is eight.

Director Nominees

Certain information about our director nominees, including their ages as of April 30, 2022, is set forth below.

Name	Position	Age	Year Served Since
Charles “Chuck” F. Serianni	Chairman of the Board and Independent Director	60	2019
Brian Bonner	Independent Director	66	2015
Don R. Daseke	Director and Chairman Emeritus	82	2008
Catharine Ellingsen	Independent Director	58	2021
Grant Garbers	Independent Director	59	2021
Melendy Lovett	Independent Director	64	2022
Jonathan Shepko	Chief Executive Officer and Director	44	2017
Ena Williams	Independent Director	53	2019

     Charles “Chuck” F. Serianni has served as a member of the Board of Directors since May 2019 and as Chairman of the Board since June 2021. Mr. Serianni served as the Special Advisor to the CEO of Republic Services, Inc. (NYSE: RSG), a national provider of recycling, solid waste and environmental services (“Republic Services”), from June 2020 until his retirement in June 2021. Prior to that role, Mr. Serianni served Republic Services as the Executive Vice President, Chief Financial Officer from August 2014 to June 2020 and Vice President and Controller, West Region from July 2013 to August 2014. He also served Republic Services as Assistant Controller and progressed to Senior Vice President, Chief Accounting Officer of Republic Services during the period from June 1998 to July 2013 and as Accounting Operations Director of Republic Services (Auto Nation) from 1997 to 1998. Prior to his work with Republic Services, Mr. Serianni served as Accounting Operations Director for Sunglass Hut International, Inc. and as a Manager, Accounting and Auditing Services for Deloitte & Touche LLP, an international accounting firm. Mr. Serianni holds a bachelor’s degree in Accounting and Finance from the University of Dayton and he is a member of the American Institute of Certified Public Accountants. Mr. Serianni brings extensive experience in overseeing the strategic development of complex corporations, as well as experience overseeing effective cyber and technology systems and protocols. We believe his background and skill set make Mr. Serianni well-suited to serve as a member of the Board of Directors.

Brian Bonner has served as a member of the Board of Directors since February 2015. From August 2020 to June 2021, he served as Chairman of the Board, and from August 2019 to August 2020, he served as Executive Chairman. Previously, Mr. Bonner served as Vice President and Chief Information Officer of Texas Instruments, a publicly traded company, from January 2000 to May 2014. In this role, Mr. Bonner managed the company’s business processes and technology and was a member of the company’s strategy leadership team. Prior to being appointed Chief Information Officer, Mr. Bonner served Texas Instruments for over 33 years in a number of strategic leadership roles and positions in product management, worldwide marketing and acquisition integration. Mr. Bonner served as a member on the board of directors of Copper Mobile from June 2012 through October 2015 and is currently an advisory board member for Southern Methodist University’s Computer & Electrical Engineering Department. Mr. Bonner also served as an advisory board member for Gemini Israel Funds from June 2004 to May 2015. Mr. Bonner holds an M.B.A. in Marketing and Finance from the Fuqua School of Business at Duke University, an MSEE and BSEE from the University of Michigan, and a B.A. in Physics from Kalamazoo College. He received the Minority & Women Business Development Award from Texas Instruments, the Transformational CIO Award from HMG Strategies and the Most Innovative User of Technology from Information Week Magazine. We believe his background and skill set make Mr. Bonner well-suited to serve as a member of the Board of Directors.

Don R. Daseke has served as a member of the Board of Directors since he founded the Company (formerly named Walden Smokey Point, Inc.) in November 2008. From November 2008 until his retirement in August 2019, when he was appointed as the Company’s Chairman Emeritus, Mr. Daseke was the Company’s Chief Executive Officer and Chairman of the Board of Directors. He also served as President of Daseke from November 2008 until January 2018. In addition, Mr. Daseke has served as the President and sole director on the board of directors of The Walden Group, Inc. for more than 30 years. Mr. Daseke also has served as the chairman of the board of directors of both Liquid Motors, Inc. and East Teak Fine Hardwoods, Inc. since June 2005 and March 2006, respectively. Mr. Daseke has been active in the non-profit sector throughout his career, having served in leadership roles for a number of non-profit institutions, including the WaterTower Theatre, DePauw University, the Dallas Chapter of the World Presidents Organization and the Dallas Arboretum and Botanical Society. Additionally, Mr. Daseke currently serves on the Advisory Council for the Cattle Barons Ball in Dallas, Texas. From 2005 to 2009, Mr. Daseke was a Commissioner on the Planning and Zoning Commission for Addison, Texas, and in May 2009, he was elected to a two-year term on the Addison Town Council. Mr. Daseke served as Mayor Pro Tempore of Addison, Texas in 2010. Mr. Daseke was the Regional Winner of the Ernst & Young Entrepreneur of the Year Award in 2014, and in April 2018, he was inducted into the Horatio Alger Association for Distinguished Americans. Mr. Daseke holds a B.A. from DePauw University and an M.B.A. from the University of Chicago, Graduate School of Business, and completed the Presidents Program in Leadership from the Harvard Business School. Mr. Daseke is a Certified Public Accountant (retired). We believe his background and skill set make Mr. Daseke well-suited to serve as a member of the Board of Directors.

Catharine Ellingsen has served as a member of the Board of Directors since April 2021. Ms. Ellingsen has been the Executive Vice President, Chief Legal Officer, Chief Ethics & Compliance Officer, Corporate Secretary of Republic Services, a national provider of recycling, solid waste and other environmental services, since June 2016. In such capacity, she oversees Legal Services, Board and Corporate Governance, Ethics and Compliance, Enterprise Risk Management, Labor Relations, Corporate Security, Business Continuity, Real Estate and Facilities Management. Additionally, Ms. Ellingsen is Chair of the Republic Services MOSAIC Council for inclusion and diversity, Executive Sponsor of the Women of Republic Business Resource Group and a Director of the Republic Services Charitable Foundation. She previously served Republic Services as SVP, Human Resources from 2011 to June 2016 and VP, Deputy General Counsel from 2008 to 2011. Prior to that, Ms. Ellingsen served Allied Waste Industries, Inc. in a variety of roles, including VP, Deputy General Counsel and Director, Labor Relations, and practiced law at the law firms of Steptoe & Johnson LLP and Bryan Cave LLP. Since 2011, Ms. Ellingsen has served on the board of directors of Nebraska Distributing Company, including as chairperson since 2016, and since 2008, she has served on the board of directors of Bunker Hill Group. Ms. Ellingsen holds a B.A. from Wheaton College and a J.D. from Washington College of Law, The American University. She also attended the Advanced Human Resources Executive Program at the University of Michigan, Ross School of Business. We believe her background and skill set make Ms. Ellingsen well-suited to serve as a member of the Board of Directors.

Grant Garbers has served as a member of the Board of Directors since January 2021. Mr. Garbers has been a Managing Director of Harrison Co., a middle-market investment banking firm, since June 2020, where he is responsible for sourcing merger and acquisition opportunities as well as advising on the transaction strategy, company positioning, buyer rationale, financing risks, transaction structure, and valuation and the purchase documents in conjunction with legal counsel. Before that, Mr. Garbers spent 13 years with Capstone Headwaters and its predecessor company Headwaters MB as a Managing Director in its Industrial Technology Practice with the same responsibilities. Mr. Garbers has served both private and public companies across diverse industries such as transportation, medical, consumer products and industrial technology. Mr. Garbers started his career in risk management at Fred S. James before entering the financial services sector. Mr. Garbers served as an independent director of Roadmaster Group, Inc. from 2010 to December 2017 when it was acquired by the Company. Mr. Garbers holds a B.B.A. degree from The University of Georgia and completed the Mergers and Acquisitions Executive Education Program at the Wharton School of Business. We believe his background and skill set make Mr. Garbers well-suited to serve as a member of the Board of Directors.

Melendy Lovett has served as a member of the Board of Directors since January 2022. Ms. Lovett most recently served in executive roles at Trinity Industries, Inc. (NYSE: TRN), a publicly traded industrial and manufacturing company serving the rail transportation industry (“Trinity”), where she served as Senior Vice President and Chief Administrative Officer from March 2014 to February 2019 and again from April 2020 to June 2021 and as Senior Vice President and Chief Financial Officer from February 2019 to April 2020. Strategic projects she led at Trinity include corporate integration of its largest acquisition, the spin-off of its infrastructure business, a major organizational redesign following the spin-off and many technology upgrade implementations. Ms. Lovett also had operational responsibility for Trinity’s Railcar Leasing and Management Services Group as well as Trinity’s trucking and logistics business. Prior to her executive roles with Trinity, Ms. Lovett served the company as a director on the Audit Committee and as chairperson of the Human Resources Committee. Prior to joining Trinity, Ms. Lovett spent more than 20 years at Texas Instruments, holding roles that included Vice President of Human Resources where she was responsible for liaising with the board of directors on executive compensation, as well as 10 years as President of the company’s global education technology business. Ms. Lovett holds a bachelor’s degree in Management from Texas A&M University and a master’s degree in Accounting from The University of Texas at Dallas. She is a Certified Public Accountant in the state of Texas. Ms. Lovett was identified and recommended as a potential board candidate by a non-management director of the Company in light of her skills and experience and the Company’s needs, which included the desire for an additional financial expert. We believe her background and skill set make Ms. Lovett well-suited to serve as a member of the Board of Directors.

Jonathan Shepko has served as a member of the Board of Directors since February 2017 and has served as the Company’s Chief Executive Officer since August 2021. From January 2021 to August 2021, he served as the Company’s Interim Chief Executive Officer. Mr. Shepko is a Co-founder and Managing Partner of Stonehollow Capital Partners (“Stonehollow”), which makes direct equity investments in private companies across the United States. Prior to founding Stonehollow in January 2019, from 2014 to 2018, Mr. Shepko served as a Managing Partner of EF Capital Management, LP, the investment arm of a substantial single-family office, which largely focused on direct equity and direct debt investments, in both public and private companies, across the United States. Prior to that, Mr. Shepko was a Managing Director with Ares Management, a Managing Director of CLG Energy Finance (an affiliate of Beal Bank), and a Vice President with EnCap Investments, LP. Over the course of his career, he has served in various board and management capacities of portfolio company investments. Collectively, Mr. Shepko has underwritten and managed nearly $2 billion in direct equity and debt financings, spanning multiple industries, including investments in high-growth as well as mature companies. Mr. Shepko graduated magna cum laude with a degree in Finance from Texas A&M University. We believe his background and skill set, as well as his daily insight into our business as our Chief Executive Officer, make Mr. Shepko well-suited to serve as a member of the Board of Directors.

Ena Williams has served as a member of the Board of Directors since May 2019. Ms. Williams has served as the Chief Operating Officer of Casey’s General Stores, Inc. (NASDAQ: CASY), a Fortune 500 company operating over 2,400 convenience stores in 16 states, since June 2020. Prior to this, from January 2019 to March 2020, she served as the Chief Executive Officer and member of the board of directors of National HME, Inc., a technology enabled hospice medical equipment provider. Prior to that role, she served 7-Eleven, Inc., a global chain of convenience stores, as the Senior Vice President and Head of International Operations from 2015 to February 2018, where she led the growth strategy and had P&L responsibilities for more than 34,900 licensed, franchised and joint-venture stores in 16 countries. She also served 7-Eleven, Inc. as the Senior Vice President, West Region Operations from 2011 to 2015 and the Vice President, Southwest Division from 2008 to 2011. Also, Ms. Williams held a number of positions in the operations, retail and planning functions of Mobil Oil Corporation and ExxonMobil Corporation from 1991 to 2008. Ms. Williams currently serves on the board of advisors for the Robert B. Rowling Center for Business Law & Leadership, SMU Dedman School of Law. She also serves on the board of directors for Children International. Ms. Williams holds a master’s degree in Business Administration from The Wharton School of the University of Pennsylvania and a bachelor’s degree in Economics and African-American Studies from the University of Virginia. Ms. Williams brings to the Board deep experience managing P&L, executing strategic initiatives and providing data-driven analysis at large corporations across multiple industries with a focus on efficient operations and people leadership. We believe her background and skill set make Ms. Williams well-suited to serve as a member of the Board of Directors.

Executive Officers

Certain information about our executive officers, including their ages as of April 30, 2022, is set forth below.

Name	Position	Age
Jonathan Shepko	Chief Executive Officer	44
Jason Bates	Executive Vice President and Chief Financial Officer	44
Rick Williams	Executive Vice President and Chief Operating Officer	56
Soumit Roy	Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary	46

Jonathan Shepko’s biographical information is set forth under “—Director Nominees” above.

Jason Bates has served as our Executive Vice President and Chief Financial Officer since April 2020. Before joining the Company, Mr. Bates most recently served as Executive Vice President and Chief Financial Officer of USA Truck Inc., a North American truckload carrier and logistics brokerage provider, a position he had held since May 2017. Prior to that, Mr. Bates served Swift Transportation Company, a transportation services company, as Vice President of Finance and Investor Relations Officer from December 2010 to April 2017 and in a variety of other finance, treasury and accounting roles from 2003 to 2010. Mr. Bates began his career in corporate finance at Honeywell International in the Aerospace Division. Mr. Bates holds a Bachelor of Science degree in Business from Brigham Young University and an MBA from Arizona State University.

Rick Williams has served as our Executive Vice President and Chief Operating Officer since May 2020. From 1992 until his appointment as Chief Operating Officer of the Company, Mr. Williams served as Chief Executive Officer of Central Oregon Truck Company, Inc., a flatbed transportation company that Mr. Williams co-founded in 1992, which was acquired by the Company in 2013. In September 2019, Mr. Williams was named the division head of the Company’s Flatbed Solutions segment. Mr. Williams began his career in the flatbed trucking industry as a driver at the age of 20. He has worked in the trucking industry for over 35 years and has served in every operational role within the industry.

Soumit Roy has served as our General Counsel since he joined the Company in September 2017 and also became our Chief Legal Officer and Corporate Secretary in September 2019 and an Executive Vice President in April 2020. Mr. Roy brings over 17 years of experience in private practice and in-house counsel positions at Fortune 500 publicly traded companies. Prior to joining Daseke, he was Global Transaction Counsel at Whole Foods Market, General Counsel at Hotels.com, an Expedia Company, and Counsel at Texas Instruments. His private practice experience includes mergers and acquisitions, corporate securities, employment law and intellectual property law. Mr. Roy holds a B.S. in Molecular Biology and Biochemistry from The University of Texas at Austin and a J.D. from The University of Texas School of Law.

Board Representation Agreements

The Lyons Agreement

On December 23, 2020, the Company entered into a board representation agreement (the “Lyons Agreement”) with Lyons Capital, LLC, The Lyons Community Property Trust, dated June 15, 1979 and Phillip N. Lyons (collectively with their respective affiliates, the “Lyons Investors”) and Mr. Garbers. The Lyons Investors beneficially owned approximately 5% of the Common Stock in the aggregate as of the date of the Lyons Agreement. Pursuant to the Lyons Agreement, the Board appointed Mr. Garbers to the Board and to the Corporate Governance and Nominating Committee of the Board (the “Corporate Governance and Nominating Committee”), effective January 1, 2021.

Also pursuant to the Lyons Agreement, prior to the Lyons Termination Date (as defined below), the Company will, with respect to any annual meeting of the Company’s stockholders include Mr. Garbers or any replacement representative mutually agreed upon by the Company and the Lyons Investors pursuant to the Lyons Agreement (the “Lyons Investor Representative”) in its proxy materials as a director nominee proposed by the Board, recommend the Lyons Investor Representative’s election to the Company’s stockholders and solicit proxies in favor of the Lyons Investor Representative’s election.

With certain exceptions relating to breaches of the Lyons Agreement, the Lyons Agreement terminates after the Company or the Lyons Investors deliver a notice of termination at any time after the date of the Company’s second annual meeting of stockholders following the date of the Lyons Agreement (the “Earliest Lyons Termination Date”), subject to the terminating party providing at least 30 days’ advance notice (the effective date of such termination, the “Lyons Termination Date”). However, if the Company notifies the Lyons Investors and the Lyons Investor Representative before the Earliest Lyons Termination Date that the Board will re-nominate the Lyons Investor Representative at the Company’s next annual meeting of stockholders, then the Earliest Lyons Termination Date would be automatically extended to the date of the Company’s next annual meeting of stockholders. The Lyons Investor Representative has agreed to immediately tender his resignation as a director of the Company, which the Board may accept or reject in its sole discretion, upon the earliest of the following: (i) the Lyons Termination Date; (ii) the sale or other transfer by the Lyons Investors of Common Stock that results in the Lyons Investors’ net long ownership of Common Stock falling below 80% of their ownership net long aggregate ownership of Common Stock as of the date of the Lyons Agreement, with certain adjustments and exceptions as set forth in the Lyons Agreement; and (iii) the Lyons Investors’ failure to cure a material breach of the Lyons Agreement pursuant to the Lyons Agreement.

The Don R. Daseke Agreement

On December 23, 2020, the Company entered into a board agreement (the “Don R. Daseke Agreement”) with The Walden Group, Inc. and Don R. Daseke (collectively with their respective affiliates, the “Don R. Daseke Investors”). The Don R. Daseke Investors beneficially owned approximately 28% of the Common Stock in the aggregate as of the date of the Don R. Daseke Agreement. Pursuant to the Don R. Daseke Agreement, prior to the Don R. Daseke Termination Date (as defined below), the Company will, with respect to any annual meeting of stockholders, include Mr. Daseke in its proxy materials as a director nominee proposed by the Board, recommend his election to the Company’s stockholders and solicit proxies in favor of his election.

With certain exceptions relating to breaches of the Don R. Daseke Agreement, the Don R. Daseke Agreement terminates after the Company or the Don R. Daseke Investors deliver a notice of termination at any time after the date of the Company’s second annual meeting of stockholders following the date of the Don R. Daseke Agreement, subject to the terminating party providing at least 30 days’ advance notice (the effective date of such termination, the “Don R. Daseke Termination Date”); provided, however, that in the event that the Don R. Daseke Investors sell or otherwise transfer their shares of Common Stock in any transaction that would result in the Don R. Daseke Investors’ net long aggregate ownership of Common Stock falling below 30% of the Don R. Daseke Investors’ net long aggregate ownership of Common Stock as of the date of the Don R. Daseke Agreement, with certain adjustments and exceptions as set forth in the Don R. Daseke Agreement, without the prior written approval of the Board, the Company’s obligations to the Don R. Daseke Investors pursuant to the Don R. Daseke Agreement will terminate immediately.

Director Nomination Process

The Corporate Governance and Nominating Committee identifies director candidates based upon suggestions by other members of the Board, management and stockholders. In addition, the Corporate Governance and Nominating Committee may engage search firms to assist it in identifying director candidates. Pursuant to the Corporate Governance and Nominating Committee charter, the Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates; however, the Corporate Governance and Nominating Committee has no obligation to recommend such candidates. Stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. The Corporate Governance and Nominating Committee, in recommending director candidates, and the Board, in nominating director candidates, takes into account all factors it considers appropriate, which include the current needs of the Board as well as the qualifications of the candidate, such as the candidate’s strength of character, judgment, familiarity with the Company’s business and industry, independence of thought, ability to work collegially, diversity of background, existing commitments to other businesses, potential conflicts of interest with other pursuits, corporate governance background, various and relevant career experience, relevant technical skills, relevant business acumen, financial and accounting background and executive compensation background. While the Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity, it believes that it is important that the Board members represent diverse viewpoints, with a broad array of experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities.

Board Diversity

The Board believes that a diverse membership having a variety of skills, styles, experience and competencies is an important feature of a well-functioning board. Accordingly, the Board believes that diversity of viewpoints, backgrounds and experience (inclusive of gender, age, race and ethnicity) should be a consideration in Board succession planning and recruiting. In recent years, the Corporate Governance and Nominating Committee has taken this priority to heart in its nominations process, and the diversity of the Board has grown significantly. Three of the eight current members of the Board are female, as compared to none as recently as four years ago, exceeding The Nasdaq Stock Market, LLC Listing Rules’ (the “NASDAQ Listing Rules”) objective for listed companies to have at least two diverse directors, including one who self-identifies as female and one who self-identifies as either an underrepresented minority or LGBTQ+. The chart below provides certain information regarding the diversity of the Board as of April 30, 2022.

Board Diversity Matrix as of April 30, 2022
Board Size:
Total Number of Directors	8
	Female	Male
Part I: Gender Identity
Directors	3	5
Part II: Demographic Background
African American or Black	1	—
Alaskan Native or Native American	—	—
Asian	—	—
Hispanic or Latinx	—	—
Native Hawaiian or Pacific Islander	—	—
White	2	5
Two or More Races or Ethnicities	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Director Independence

The Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, the Board has determined that none of our directors (other than Messrs. Daseke and Shepko) have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of our directors (other than Messrs. Daseke and Shepko) is “independent” as that term is defined by the NASDAQ Listing Rules. In addition, the Board previously determined that Kevin M. Charlton, who served on the Board until his resignation in January 2021, and Daniel J. Hennessy, who served on the Board until the 2021 annual meeting of stockholders in June 2021 (at which he did not seek re-election), had no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and were “independent” as that term is defined by the NASDAQ Listing Rules during the time they served on the Board.

There are no family relationships among any directors or executive officers.

Board Committee Membership, Meetings and Attendance

The table below shows the current chair and membership of the Board and the Board committees listed below, the independence status of each Board member and the number of meetings of the Board and the Board committees listed below held during 2021.

Director	Independent	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Brian Bonner	✓	✓	C
Don R. Daseke
Catharine Ellingsen	✓		✓	✓
Grant Garbers	✓	✓		✓
Melendy Lovett+**	✓	✓	✓
Charles “Chuck” F. Serianni*+	✓	C
Jonathan Shepko
Ena Williams	✓		✓	C

Number of 2021 Meetings		10	5	4

C           Chair

✓           Member

*            Chair of the Board

+            Financial Expert

**          Joined the Board in 2022

Each of the above committees of the Board of Directors is comprised entirely of independent directors, and was comprised of entirely independent directors throughout 2021.

During 2021, the Board of Directors held five general meetings and five special meetings. In 2021, each incumbent director then serving attended at least 75%, in the aggregate, of (i) the total number of Board meetings held during the period in which he or she was a director and (ii) the total number of meetings held by all Board committees on which he or she served (during the period in which he or she served).

We encourage all of our directors to attend our annual meetings of stockholders. All of our directors then-serving attended the 2021 annual meeting of stockholders.

The independent directors of the Board of Directors held four executive sessions during 2021. Such executive sessions do not include employee directors or other directors who do not qualify as independent under the NASDAQ Listing Rules and SEC rules.

Audit Committee

We have a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act and the NASDAQ Listing Rules. Each member of the Audit Committee is financially literate. In addition, the Board of Directors has determined that each member of the Audit Committee meets the additional independence standards set forth in the NASDAQ Listing Rules applicable to members of audit committees. The Board has also determined that Ms. Lovett and Mr. Serianni each qualify as an “audit committee financial expert” as defined in applicable SEC rules.

The Audit Committee, which operates under a written charter, is, among other things, responsible for:

•	the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;

•	reviewing with management, its enterprise risk management process and the adequacy of internal controls systems; and

•	reviewing with management, the independent auditors and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

A copy of the Audit Committee charter is available on our website at https://investor.daseke.com/corporate-governance/governance-documents/default.aspx and free of charge from the Company by writing to the Company’s Chief Legal Officer at 15455 Dallas Parkway, Suite 550, Addison, Texas 75001.

Compensation Committee

The Board has determined that each member of the Compensation Committee meets the independence standards set forth in the NASDAQ Listing Rules applicable to members of compensation committees. The Compensation Committee, which operates under a written charter, is, among other things, responsible for:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”), evaluating our CEO’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our CEO based on such evaluation;

•	reviewing and approving the compensation of all of our other executive officers;

•	reviewing our executive compensation policies and plans and ensuring such compensation is consistent with our executive compensation philosophy and objectives;

•	approving and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our NEOs and our other executive officers;

•	producing a report on executive compensation to be included in our proxy statement or annual report, as applicable; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

A copy of the Compensation Committee charter is available on our website at https://investor.daseke.com/corporate-governance/governance-documents/default.aspx and free of charge from the Company by writing to the Company’s Chief Legal Officer at 15455 Dallas Parkway, Suite 550, Addison, Texas 75001.

The Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant, to assist the Compensation Committee in assessing and determining executive compensation for 2021. In 2021, Meridian assisted the Compensation Committee by providing competitive compensation data to assist in pay determinations, assessing the design of our short-term and long-term incentive programs, providing information on trends in executive compensation and governance, and establishing a compensation peer group and a peer group for purposes of determining relative total shareholder return. The Compensation Committee took into account the information provided by Meridian to determine executive compensation for 2021.

Our CEO plays an important advisory role in the compensation-setting process of the other executive officers, including our NEOs. Our CEO evaluates the performance of the other executive officers and makes recommendations to the Compensation Committee concerning performance objectives, salary, bonus and long-term incentive levels for the other executive officers, including the NEOs. The Compensation Committee annually discusses the recommendations with our CEO. The Compensation Committee may, in its sole discretion, approve, in whole or in part, the recommendations of our CEO.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, which operates under a written charter, is, among other things, responsible for:

•	advising the Board and making recommendations regarding appropriate corporate governance practices and assisting the Board in implementing those practices;

•	assisting the Board by identifying individuals qualified to become members of the Board, consistent with the criteria approved of by the Board, and recommending director nominees to the Board for election at the annual meetings of stockholders or for appointment to fill vacancies on the Board;

•	advising the Board about the appropriate composition of the Board and its committees; and

•	leading the Board in the annual performance evaluation of the Board and its committees, and of management.

A copy of the Corporate Governance and Nominating Committee charter is available on our website at https://investor.daseke.com/corporate-governance/governance-documents/default.aspx and free of charge from the Company by writing to the Company’s Chief Legal Officer at 15455 Dallas Parkway, Suite 550, Addison, Texas 75001.

Audit Committee Report*

The Audit Committee of the Board of Directors of Daseke, Inc. has reviewed and discussed the Company’s audited financial statements with management, as well as management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and has discussed with the Company’s independent registered public accounting firm their evaluation of the Company’s internal control over financial reporting as well as the matters required to be discussed by the applicable rules and standards promulgated by the Public Company Accounting Oversight Board (the “PCAOB”). Additionally, the Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on February 23, 2022.

Submitted by:

Audit Committee of the Board of Directors

Charles “Chuck” F. Serianni
Brian Bonner
Grant Garbers
Melendy Lovett

*	The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Board Leadership Structure and Role in Risk Oversight

The Board recognizes that the leadership structure and combination or separation of the CEO and Chairman roles is driven by the needs of the Company at any point in time. As a result, no policy exists requiring combination or separation of leadership roles and our governing documents do not mandate a particular structure. This has allowed the Board the flexibility to establish the most appropriate structure for the Company at any given time.

In August 2019, after Mr. Daseke resigned from his positions as CEO and Chairman of the Board, upon the recommendation of the Corporate Governance and Nominating Committee, the Board decided to separate the positions of Chairman and CEO. The Board believes that the separation of the Chairman of the Board and CEO roles currently provides the most efficient and effective leadership model for the Company as it encourages free and open dialogue regarding competing views and provides for strong checks and balances. Specifically, the balance of powers among our CEO and the Chairman of the Board facilitates the active participation of all directors and enables the Board to provide more effective oversight of management. In addition, the Board believes that this separation enables our CEO to focus on the management and operations of our business and the development and implementation of strategic initiatives, while our Chairman of the Board leads the Board in the performance of its responsibilities.

The Board, directed by the Audit Committee, is actively involved in overseeing our risk management processes. The Board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the Board include consideration of the challenges and risks of our businesses, and the Board and management actively engage in discussion on these topics. In addition, each of the Board’s committees considers risk within its area of responsibility.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, nor served at any time during 2021, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board of Directors.

Communication with Directors

The Board of Directors recommends that stockholders initiate communications with the Board, the Chairman or any Board committee by writing to the Company’s Chief Legal Officer. This process assists the Board of Directors in reviewing and responding to stockholder communications. The Board has instructed the Chief Legal Officer to review correspondence directed to the Board and, at his discretion, to forward items that he deems to be appropriate for the Board’s consideration.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to further its goal of providing effective governance of our business and affairs for the long-term benefit of our stockholders. A copy of the Corporate Governance Guidelines is available free of charge on the Investors section of our website at http://www.daseke.com. The Corporate Governance and Nominating Committee is responsible for periodically reviewing the Corporate Governance Guidelines and recommending changes as appropriate to ensure the effective functioning of the Board of Directors and corporate governance.

Code of Ethics

We have adopted a code of ethics that applies to our officers and directors. A copy of the code of ethics is available free of charge on the Investors section of our website at http://www.daseke.com. In addition, a copy of the code of ethics will be provided without charge upon request to us. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the code of ethics applicable to such persons by posting such information on our website.

Policy Prohibiting Hedging and Pledging

We consider it improper and inappropriate for our directors, officers and other employees to engage in any transactions that hedge or offset, or are designed to hedge or offset, any decrease in the value of our securities. As such, our insider trading policy prohibits all employees, including directors and executive officers, from engaging in any speculative or hedging transactions or any other transactions that are designed to offset any decrease in the value of our securities. Our insider trading policy also prohibits all employees, including directors and executive officers, from holding our securities in a margin account or pledging our securities as collateral for a loan except in certain limited circumstances pre-approved by our Chief Legal Officer when a person wishes to pledge our securities as collateral for a loan and clearly demonstrates the ability to repay the loan without selling such securities. None of our directors or executive officers has pledged shares of our stock as collateral for a loan or holds shares of our stock in a margin account.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10 percent of the Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that all required Section 16 reports were timely filed during 2021 and in prior years by our directors and executive officers and beneficial owners of more than 10% of the Common Stock, except as previously disclosed and except that Mr. Shepko filed a Form 4 on June 2, 2021 to report the vesting of a prior restricted stock unit award that was required to be reported by September 9, 2020.

Certain Relationships and Related Party Transactions

Since January 1, 2020, other than the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in “Executive Compensation,” there have been no transactions, and there are no currently proposed transactions, in which (i) we have been or are to be a participant, (ii) the amount involved exceeded or is expected to exceed $120,000, and (iii) any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest, except Mr. Williams, our Executive Vice President and Chief Operating Officer, has a 28% ownership interest in one of our customers from whom we received approximately $0.4 million and $0.2 million in freight revenue for the years ended December 31, 2021 and 2020, respectively.

The Audit Committee must review and approve any related party transaction we propose to enter into in which the amount involved exceeds $120,000. The Audit Committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the Company and its stockholders. A summary of such policies and procedures is set forth below.

Any potential related party transaction that is brought to the Audit Committee’s attention will be analyzed by the Audit Committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings, the Audit Committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the Audit Committee must consider, among other factors, the following factors to the extent relevant:

•	whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

•	whether there are business reasons for us to enter into the transaction;

•	whether the transaction would impair the independence of an outside director;

•	whether the transaction would present an improper conflict of interest for any director or executive officer taking into account the size of the transaction, the overall financial position of the director, executive officer or related party, the direct or indirect nature of the director’s, executive officer’s or related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant; and

•	any pre-existing contractual obligations.

Any member of the Audit Committee who has an interest in the transaction under discussion must abstain from voting on the approval of the transaction, but may, if so requested by the chairman of the Audit Committee, participate in some or all of the Audit Committee’s discussions of the transaction. Upon completion of its review of the transaction, the Audit Committee may determine to permit or to prohibit the transaction.

COMPENSATION OVERVIEW

This section provides information about our rationale and policies with regard to the compensation of the executive officers who are our “Named Executive Officers” or “NEOs” for 2021 and is intended to provide investors with the material information necessary for understanding our compensation policies and decisions regarding our NEOs as well as providing context for the tabular disclosure provided in the executive compensation tables below. Our NEOs for 2021 are anyone who served as our principal executive officer during 2021 and our two most highly compensated executive officers who were serving at the end of 2021 other than our principal executive officer.

For 2021, our NEOs were:

Name	Position
Jonathan Shepko	Chief Executive Officer(1)
Jason Bates	Executive Vice President and Chief Financial Officer
Rick Williams	Executive Vice President and Chief Operating Officer

(1)	Mr. Shepko was appointed Interim Chief Executive Officer effective as of January 1, 2021 and appointed Chief Executive Officer effective as of August 2, 2021.

Overview

Our executive compensation program has been designed to attract and retain individuals with the background and skills necessary to successfully execute our strategy in a demanding environment, to motivate those individuals to reach near-term and long-term goals in a way that aligns their interests with those of our stockholders, and to reward success in reaching such goals. We use three primary elements of compensation to fulfill that design: base salaries, annual cash bonuses and long-term equity incentive awards. Annual cash bonuses and long-term equity incentive awards (as opposed to base salary) represent the performance-driven elements of our compensation program. They are also flexible in application and can be tailored to meet our objectives. The determination of each individual’s annual cash bonus reflects our belief as to the NEO’s relative contribution to achieving or exceeding specified annual goals. The determination of each NEO’s specific long-term equity incentive awards, which for 2021 consisted of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) with multi-year vesting periods, is based on the NEO’s expected long-term contributions. We believe that providing our NEOs with long-term incentive awards in the form of equity compensation such as RSUs and PSUs, further aligns the interests of our NEOs with the long-term interests of our stockholders because the value of such awards to our NEOs is directly tied to the value of the Common Stock.

We also provide a basic benefits package generally to all employees, including our NEOs, which includes a company-sponsored 401(k) plan and health, disability and life insurance.

Elements of 2021 Compensation

We strive to recruit and retain talented and experienced leaders who will support the Company’s mission and values. To accomplish this overarching goal, the Company’s executive compensation philosophy aims to properly motivate management with an easy-to-comprehend compensation package that seeks to provide our NEOs with competitive base salaries, annual cash bonuses and long-term equity-based compensation awards. Our NEOs also receive certain retirement, health, welfare and additional benefits as described below.

Compensation Elements	Characteristics	Primary Objective
Base salary	Fixed annual cash compensation. Salaries may be increased from time to time by the Compensation Committee based on each NEO’s responsibilities and performance.	Designed to be a stable component of compensation; recognize performance of job responsibilities; attract and retain talented NEOs.
Annual cash bonuses

Performance-based annual cash incentive bonuses, based on the Company’s achievement of certain adjusted pre-tax net income targets (paid pursuant to our NEOs’ employment agreements except as otherwise noted below).

Encourage the focus on short-term performance goals that serve as the basis for long-term performance and stockholder value creation; reward achievement of those goals.
Long-term equity incentive awards

Equity-based compensation awards designed to incentivize executives to deliver long-term financial performance and stockholder value, while also providing a retention vehicle for top executive talent. For 2021, long-term equity incentive awards consisted of RSUs that are subject to a multi-year vesting period and PSUs that performance-vest based on the Company’s achievement of certain adjusted pre-tax net income targets during a three-year performance period, as modified by the Company’s relative total shareholder return as measured against the Company’s performance peer group.

Designed to incentivize executives to deliver long-term financial performance and stockholder value, retain top executive talent, and align executive interests with stockholder interests.
Retirement savings 401(k) plan	Qualified 401(k) retirement plan benefits are available for our NEOs and all other full-time employees.	Provide an opportunity for tax-efficient retirement savings.
Health and welfare benefits	Health and welfare benefits are available to our NEOs and all other full-time employees.	Provide benefits to meet the health and welfare needs of our employees and their families.

Compensation Best Practices

The Company maintains compensation arrangements intended to enhance returns to stockholders and include sound corporate governance features. We have listed below some of the more significant governance practices that we have adopted and the practices we have avoided, which we believe promote responsible pay and governance principles and alignment with our stockholders’ interests.

What We Do		What We Do Not Do
•	Utilize an independent compensation consultant	•	Provide excessive severance agreements or tax gross-up payments to executives

•	Utilize a peer group of companies based on the Company’s industry, size, and other factors to provide a reference point on compensation determinations	•	Provide single-trigger change in control termination benefits in employment agreements

•	Utilize a balanced approach to compensation, which combines fixed and variable compensation, short-term and long-term compensation, and cash and equity compensation	•	Allow directors or officers to hedge Company stock or pledge Company stock as collateral for a loan except in certain limited circumstances pre-approved by our Chief Legal Officer, who will approve such request only if such person clearly demonstrates the ability to repay the loan without selling stock
•	Maintain a competitive compensation package designed to attract, motivate, retain and reward experienced and talented executive officers	•	Provide excessive perquisites to our executives

•	Ensure cliff vesting for portions of incentive equity awards to align with stockholder interests	•	Utilize compensation practices that involve excessive or unnecessary risk-taking

•	Utilize different financial metrics for short-term and long-term compensation programs, with a portion of long-term equity compensation subject to the Company’s achievement of certain pre-tax net income targets and modified by the Company’s relative total shareholder return measured against a peer group	•	Allow directors or officers to engage in speculative trading of Company stock

•	Include a clawback provision in our NEOs’ employment agreements that allows us to recover incentive compensation in certain circumstances	•	Allow ratable vesting for any incentive equity awards
		•	Have the same financial metrics for short-term and long-term compensation programs

Process for Determining Executive Compensation

The Compensation Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Company. The Compensation Committee uses several different tools and resources in reviewing elements of executive compensation and making compensation decisions, including our compensation consultant noted below. These decisions, however, are not purely formulaic, and the Compensation Committee exercises judgment and discretion as appropriate, taking into consideration our financial results, culture, goals and initiatives and whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value. Included in these considerations is an assessment of the executive officer’s current total compensation, leadership, integrity, individual performance, prospect for future performance, years of experience, skill set and contributions to our financial results and the creation of stockholder value. The Compensation Committee considers input from our CEO in making determinations regarding our executive compensation program and the individual compensation of each executive officer, other than our CEO. Our CEO and management team also provide information to the Compensation Committee regarding the performance of the Company for the determination of annual cash bonuses and long-term incentive equity awards. The Compensation Committee makes the final determination of NEO compensation. Our CEO makes no recommendations regarding, and does not participate in discussions about, his own compensation.

The Compensation Committee retained Meridian, an independent compensation consultant, to assist the Compensation Committee in assessing and determining executive compensation for 2021. In 2021, Meridian assisted the Compensation Committee by providing competitive compensation data to assist in pay determinations, assessing the design of our short-term and long-term incentive programs, providing information on trends in executive compensation and governance, and establishing a compensation peer group and a peer group for purposes of determining relative total shareholder return. The Compensation Committee took into account the information provided by Meridian to determine executive compensation for 2021.

On an annual basis, the Compensation Committee reviews and discusses compensation data for our CEO and our other NEOs as compared to compensation data for similarly situated executive officers at peer companies selected and recommended by the compensation consultant and approved by the Compensation Committee. The compensation consultant recommends peer companies that are similar in size (as measured by revenues) and have similar lines of business to the Company (i.e., transportation and logistics companies) and/or have a similar market capitalization.

In advance of 2021 compensation determinations, the Compensation Committee worked with Meridian to develop our peer groups using the factors noted above. The following companies comprised the 2021 compensation peer group: Apogee Enterprises, Inc.; ArcBest Corporation; Cubic Corporation; Echo Global Logistics, Inc.; Forward Air Corporation; Gibraltar Industries, Inc.; Hub Group, Inc.; Knight-Swift Transportation Holdings Inc.; Landstar System, Inc.; Schneider National, Inc.; U.S. Xpress Enterprises, Inc.; USA Truck, Inc. and Werner Enterprises, Inc. The following companies comprised the 2021 peer group for purposes of measuring the Company’s relative total shareholder return: ArcBest Corporation; Covenant Logistics Group, Inc.; Heartland Express, Inc.; Hub Group, Inc.; Knight-Swift Transportation Holdings, Inc.; Landstar System, Inc.; Marten Transport, Ltd.; Saia, Inc.; Schneider National, Inc.; Universal Logistics Holdings, Inc.; U.S. Express Enterprises, Inc.; USA Truck, Inc. and Werner Enterprises, Inc. On an annual basis, the compensation consultant and the Compensation Committee review the appropriateness of the peer group. The Compensation Committee believes the comparator groups for 2021 are appropriate because they reflect the Company’s market for executive talent and customers and are aligned with the Company’s scope of operations and complexity.

Changes to Our Program in 2021

In 2021, the Compensation Committee decided that our executive compensation program in its current form should be modified prospectively to better meet our objectives, and has accordingly implemented the following modifications:

•	Annual cash incentive bonuses are 100% based on the Company’s achievement of certain financial metrics, with no discretionary component;

•	Long-term equity incentive compensation consists of a combination of RSUs and PSUs;

•	RSUs are subject to time-vesting conditions and vest over a multi-year period;

•	PSUs are subject to performance-vesting conditions and vest based on the Company’s achievement of certain financial metrics over a three-year period, as modified by the Company’s relative total shareholder return measured against the Company’s applicable peer group; and

•	With the engagement of Meridian, the Company developed two peer groups, one for purposes of reviewing executive compensation and one for purposes of measuring the Company’s relative total shareholder return.

Agreements with Our Named Executive Officers

The Company is party to employment agreements with each of our three NEOs. The employment agreements provide for compensatory payments and benefits upon certain termination events, including termination events following a change in control. In addition, the employment agreements for Messrs. Bates and Williams provide for limited termination and change in control protections in connection with certain awards granted pursuant to the Company’s 2017 Omnibus Incentive Plan (as amended and restated, the “Incentive Plan”). These provisions are intended to allow our NEOs to more objectively manage the Company and serve as a recruiting and retention tool. Pursuant to their employment agreements, our NEOs are subject to certain post-termination restrictions, including confidentiality, non-competition and non-solicitation obligations. For a description of the terms of the employment agreements with each of our NEOs, please see the section below entitled “—Narrative to Summary Compensation Table.” For a more complete description of our obligations under the employment agreements in the event of a termination of employment or change in control, please see the section below entitled “—Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Considerations

The Compensation Committee and the Company review and consider the tax, accounting, and securities law implications of our compensation programs.

Section 162(m)—When setting executive compensation, we consider many factors, such as attracting and retaining executives and providing appropriate performance incentives. We also consider the after-tax cost to the Company in establishing executive compensation programs, both individually and in the aggregate, but tax deductibility is not our sole consideration. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a federal income tax deduction to public companies for annual compensation over $1 million (per individual) paid to their chief executive officer, chief financial officer and the next three most highly compensated executive officers (as well as certain other officers who were covered employees in years after 2016). The 2017 Tax Act eliminated most of the exceptions from the $1 million deduction limit, except for certain arrangements in place as of November 2, 2017. As a result, compensation payable to our NEOs in excess of $1 million per person in a year will generally not be fully deductible.

Accounting for Executive Compensation—Currently, we account for all equity-based compensation under the rules of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). This rule requires us to estimate the expense of each equity award over the vesting period of the award and record it as such. We are also obligated to record cash-based awards as an expense at the time our payment obligation is accrued.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2021 and 2020 concerning compensation of our NEOs.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	Non-equity incentive plan compensation ($)(4)	All other compensation ($)(5)	Total ($)
Jonathan Shepko(6)	2021	316,669	466,666	4,265,292	—	1,600,000	—	6,648,627
Chief Executive Officer	2020	—	—	—	—	—	—	—
Jason Bates(7)	2021	450,000	—	569,606	—	675,000	11,600	1,706,206
Executive Vice President and Chief Financial Officer	2020	315,341	75,000	229,215	222,129	472,131	250,000	1,563,816
Rick Williams(8)	2021	548,275	—	664,547	—	842,625	63,867	2,119,314
Executive Vice President and Chief Operating Officer	2020	570,794	702,500	285,516	316,192	516,393	13,022	2,404,417

(1)	Amounts reflect signing bonuses paid to the NEO in the applicable fiscal year.

(2)	Amounts reflect the aggregate grant date fair value of RSUs granted to our NEOs, calculated in accordance with FASB ASC Topic 718, as well as the grant date fair value of certain PSUs that can ultimately vest from 0% to 200%, where the grant date is deferred until the Compensation Committee has concluded upon its right to exercise negative discretion. The Company determined on the grant date that the probable vesting outcome for such PSUs was approximately 133% of target performance, which is the amount that is included in the Stock Awards column above. Assuming maximum performance of 200% for the PSUs, the grant date fair value included in the table above would increase for Messrs. Shepko, Bates and Williams by approximately $805,066, $108,939 and $127,096, respectively. For additional information regarding the assumptions underlying these awards, please see Note 12 to our consolidated financial statements, which is included in the Original Report. See “—Narrative to Summary Compensation Table” below for additional information regarding these awards.

(3)	Amounts reflect the aggregate grant date fair value of option awards granted to our NEOs, calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions underlying this calculation, please see Note 12 to our consolidated financial statements, which is included in the Original Report. See “—Narrative to Summary Compensation Table” below for additional information regarding these awards.

(4)	Amounts reflect annual performance bonuses that are earned in the applicable fiscal year and paid in the subsequent fiscal year. The annual bonuses were determined by the Compensation Committee and the Board based on the Company’s performance utilizing the Operating Ratio metric for 2020 and the pre-tax net income metric for 2021. The Compensation Committee and the Board also took into account our commitments under individual employment agreements in the determination of the annual bonuses, in each case as such agreements are described below under the heading “—Narrative to Summary Compensation Table.” The amounts reported in this column for 2020 include annual bonus payments (which, for each of Messrs. Bates and Williams, was prorated to reflect his start date or promotion) that were inadvertently omitted from the 2020 Summary Compensation Table and are being included herein, along with appropriate adjustments to the “Total” column.

(5)	Reflects the following:

Name	Year	401(k) company- matching contributions ($)	Relocation expenses ($)	Other ($)(a)	Total ($)
Jonathan Shepko	2021	—	—	—	—
Jason Bates	2021	11,600	—	—	11,600
Rick Williams	2021	11,600	—	52,267	63,867

(a)	For Mr. Williams, consists of $52,267 received in connection with his private use of the Company airplane in the fiscal year ended December 31, 2021.

(6)	Mr. Shepko was appointed Interim Chief Executive Officer effective January 1, 2021 and appointed Chief Executive Officer effective as of August 2, 2021.

(7)	Mr. Bates was appointed Executive Vice President and Chief Financial Officer effective as of April 20, 2020.

(8)	Mr. Williams was appointed Executive Vice President and Chief Operating Officer effective as of May 6, 2020. The amounts listed for Mr. Williams for 2020 represent the aggregate compensation he received in 2020, including amounts received prior to his appointment to Executive Vice President and Chief Operating Officer (which consisted of $224,487 in salary payments and $7,935 in other compensation).

Narrative to Summary Compensation Table

Employment Agreements with Messrs. Shepko, Bates and Williams

In August 2021, we entered into an employment agreement with Mr. Shepko, which provides, among other things, that: (i) Mr. Shepko will serve as the Chief Executive Officer of the Company and will perform the duties assigned to him by the Board; (ii) Mr. Shepko’s employment will be on an at-will basis and there will be no fixed employment period; (iii) Mr. Shepko was entitled to an annual base salary (currently $800,000); (iv) Mr. Shepko will be eligible to earn an annual discretionary bonus with a target value of 100% of his base salary; and (v) Mr. Shepko received a sign-on award in the form of a one-time cash payment of $466,666.

In April 2020, we entered into an employment agreement with Mr. Bates, pursuant to which, among other things: (i) Mr. Bates will serve as the Executive Vice President and Chief Financial Officer of the Company and will perform the duties assigned to him by the Board or the Chief Executive Officer or their respective designees; (ii) Mr. Bates’ employment will be on an at-will basis and there will be no fixed employment period; (iii) Mr. Bates was entitled to an annual base salary (currently $450,000); (iv) Mr. Bates will be eligible to earn an annual discretionary bonus with target value of 75% of his base salary; (v) Mr. Bates would be eligible to participate in the Incentive Plan, with a target annual award having a grant date fair value equal to 80% of Mr. Bates’ base salary, which for 2020 consisted entirely of non-qualified stock options to purchase up to 223,600 shares of Common Stock, with an exercise price of $1.38 per share that are scheduled to vest in three equal annual installments, subject to Mr. Bates’ continued employment (the “Bates 2020 Target Award”), and providing that the grant date fair value for the target annual awards in years after 2022 would be equal to at least 120% of Mr. Bates’ base salary and would be reviewed by the Board for increase; (vi) Mr. Bates received a one-time equity award in 2020 (the “Bates Turn-Around Award”) consisting entirely of 388,500 PSUs that are eligible to vest at the end of a three-year performance period subject to the achievement of specified stock price hurdles and Mr. Bates’ continued employment; (vii) Mr. Bates received a one-time award of non-qualified stock options in 2020 to purchase up to 186,300 shares of Common Stock, with an exercise price of $1.38 per share that are scheduled to vest in three equal annual installments, subject to Mr. Bates’ continued employment (the “Bates Make-Whole Award”); (viii) Mr. Bates received a sign-on award in the form of a one-time cash payment of $75,000; and (ix) Mr. Bates was entitled to a one-time cash payment of $250,000 to serve as a signing bonus that could be used to assist with relocation expenses. The Bates 2020 Target Award, the Bates Turn-Around Award and the Bates Make-Whole Award also provide for accelerated vesting of outstanding awards under limited circumstances, which are described in more detail below in the section titled “—Potential Payments Upon Termination or Change in Control.”

In May 2020, we entered into an employment agreement with Mr. Williams, pursuant to which, among other things: (i) Mr. Williams will serve as the Executive Vice President and Chief Operating Officer of the Company and will perform the duties assigned to him by the Board or the Chief Executive Officer or their respective designees; (ii) Mr. Williams’ employment will be on an at-will basis and there will be no fixed employment period; (iii) Mr. Williams was entitled to an annual base salary (currently $561,750); (iv) Mr. Williams will be eligible to earn an annual discretionary bonus with target value of 75% of his base salary; (v) Mr. Williams would be eligible to participate in the Incentive Plan, with a target annual award having a grant date fair value equal to 80% of Mr. Williams’ base salary, which for 2020 consisted entirely of non-qualified stock options to purchase up to 260,900 shares of Common Stock, with an exercise price of $1.41 per share that are scheduled to vest in three equal annual installments, subject to Mr. Williams’ continued employment (the “Williams 2020 Target Award”), and providing that the grant date fair value for the target annual awards in years after 2022 would be equal to at least 120% of Mr. Williams’ base salary and would be reviewed by the Board for increase; (vi) Mr. Williams received a one-time equity award in 2020 (the “Williams Turn-Around Award”) consisting entirely of 453,200 PSUs that are eligible to vest at the end of a three-year performance period subject to the achievement of specified stock price hurdles and Mr. Williams’ continued employment; and (vii) Mr. Williams received a one-time grant of non-qualified stock options in 2020 to purchase up to 310,600 shares of Common Stock, with an exercise price of $1.41 per share that are scheduled to vest in three equal annual installments, subject to Mr. Williams’ continued employment (the “Williams Promotion Award”); and (viii) Mr. Williams will be entitled to receive a $300,000 retention award in cash if his employment agreement has not been terminated as of May 6, 2023. The Williams 2020 Target Award, the Williams Turn-Around Award and the Williams Promotion Award also provide for accelerated vesting of outstanding awards under limited circumstances, which are described in more detail below in the section titled “—Potential Payments Upon Termination or Change in Control.” If the Incentive Plan does not contain a sufficient number of shares under the Williams 2020 Target Award, the Williams Turn-Around Award and the Williams Promotion Award, the awards will be settled in cash.

Messrs. Shepko, Bates and Williams are able to participate in the same benefit plans in which other senior executives of the Company are eligible to participate.

Also pursuant to the terms of their employment agreements, Messrs. Shepko, Bates and Williams are entitled to severance payments in certain limited circumstances. Such severance benefits are described in more detail below in the section titled “—Potential Payments Upon Termination or Change in Control.”

The employment agreements with Messrs. Shepko, Bates and Williams contain a “clawback” provision that enables the Company to recoup any amounts paid to the executive as an annual bonus (and, for Messrs. Bates and Williams, any incentive compensation) under the employment agreement if so required by applicable law, any clawback policy adopted by the Company and any applicable securities exchange listing standards. None of the employment agreements with Messrs. Shepko, Bates and Williams provide for any tax gross-up payments. If amounts payable to Messrs. Shepko, Bates or Williams under their employment agreements or otherwise exceed the amount allowed under Section 280G of the Code for such executive (thereby subjecting the executive to an excise tax), then such payments due to Messrs. Shepko, Bates or Williams under their employment agreements will either (i) be reduced (but not below zero) so that the aggregate present value of the payments and benefits received by the executive is $1.00 less than the amount which would otherwise cause Messrs. Bates or Williams to incur an excise tax under Section 4999 of the Code or (ii) be paid in full, whichever produces the better net after-tax position to the executive.

Each executive is also subject to general confidentiality and non-disparagement obligations in his employment agreement, as well as non-competition and non-solicitation restrictions during employment and for 18 months thereafter; provided, that if Mr. Williams terminates his employment agreement for convenience and the Company decides to pay him a discretionary severance payment (as described in more detail below in the section titled “—Potential Payments Upon Termination or Change in Control”), his post-termination restricted period will equal the number of months in which the Company pays such discretionary severance payment.

Outstanding Equity Awards At Fiscal Year-End Table

The following table reflects information regarding outstanding equity-based awards held by our NEOs as of December 31, 2021.

	Option awards						Stock awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (1)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (1)		Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (1)		Equity incentive plan awards: market value of unearned shares, units or other rights that have not vested ($) (2)
Jonathan Shepko	2/27/2017	20,000	5,000	(3)	9.98	2/27/2027	—		—	—		—
	8/2/2021	—	—		—	—	—		—	553,936	(4)	5,561,517
	8/2/2021	—	—		—	—	184,645	(5)	1,853,836	—		—
Jason Bates(6)	4/20/2020	74,533	149,067	(7)	1.38	4/20/2030	—		—	—		—
	4/20/2020	62,100	124,200	(8)	1.38	4/20/2030	—		—	—		—
	4/20/2020	—	—		—	—	388,500	(9)	3,900,540	—		—
	6/25/2021	—	—		—	—	—		—	79,766	(4)	800,851
	6/25/2021	—	—		—	—	26,589	(5)	266,954	—		—
Rick Williams	5/6/2020	103,533	207,067	(10)	1.41	5/6/2030	—		—	—		—
	5/6/2020	86,967	173,933	(11)	1.41	5/6/2030	—		—	—		—
	5/6/2020	—	—		—	—	453,200	(12)	4,550,128	—		—
	6/25/2021	—	—		—	—	—		—	93,062	(4)	934,342
	6/25/2021	—	—		—	—	31,020	(5)	311,441	—		—

(1)	The treatment of these awards upon certain employment termination and change in control events is described under “—Potential Payments Upon Termination or Change in Control” below.

(2)	Calculated based on the closing price for the Common Stock on December 31, 2021, which was $10.04.

(3)	Represents options granted to Mr. Shepko on February 27, 2017 which are scheduled to vest in five equal installments on the first five anniversaries of the grant date, subject to continued employment through each applicable vesting date. Such award was granted to Mr. Shepko in connection with his prior service as a member of the Board of Directors.

(4)	Represents grants of PSUs that are subject to both time- and performance-based vesting conditions. Such PSUs will time-vest on December 31, 2023, subject to continued employment through such time-vesting date. These PSUs have not performance-vested yet, as the amount of PSUs subject to these awards that will ultimately vest can range from 0% to 200% based on the achievement of specific performance-based conditions, which are related to the Company’s financial performance over the three-year performance period and are modified based on the Company’s Relative Total Shareholder Return (“TSR”). The ultimate amount of PSUs that vest may be downwardly adjusted by the Compensation Committee if the TSR is negative. The value of the PSUs reported in this column are based on achieving maximum performance goals.

(5)	Represents grants of RSUs that are subject to time-vesting conditions and are scheduled to vest in three equal installments on the first anniversary of the grant date, on January 1, 2023 and on January 1, 2024, subject to continued employment through each applicable vesting date.

(6)	The awards granted to Mr. Bates on April 20, 2020 constitute “employment inducement grants” under NASDAQ Listing Rule 5635(c)(4).

(7)	Represents the Bates 2020 Target Award. Such award is schedule to vest in three equal installments on the first three anniversaries of the grant date, subject to continued employment through each applicable vesting date.

(8)	Represents the Bates Make-Whole Award. Such award is schedule to vest in three equal installments on the first three anniversaries of the grant date, subject to continued employment through each applicable vesting date.

(9)	Represents the Bates Turn-Around Award, which consists of PSUs that are subject to both time- and performance-based vesting conditions. Such PSUs will time-vest at the end of the three-year performance period which commenced on April 20, 2020, subject to continued employment through such time-vesting date. Such PSUs have already fully satisfied the performance-vesting condition, as the Common Stock equaled or exceeded the three specified performance hurdles for 20 trading days out of 30 consecutive trading days during the three-year performance period; specifically, 33.33% of the PSUs performance vested upon the achievement of a $4 performance hurdle, 33.33% of the PSUs performance vested upon the achievement of a $6 performance hurdle, and 33.34% of the PSUs performance vested upon the achievement of a $9 performance hurdle.

(10)	Represents the Williams Promotion Award. Such award is schedule to vest in three equal installments on the first three anniversaries of the grant date, subject to continued employment through each applicable vesting date.

(11)	Represents the Williams 2020 Target Award. Such award is schedule to vest in three equal installments on the first three anniversaries of the grant date, subject to continued employment through each applicable vesting date.

(12)	Represents the Williams Turn-Around Award, which consists of PSUs that are subject to both time- and performance-based vesting conditions. Such PSUs will time-vest at the end of the three-year performance period which commenced on May 6, 2020, subject to continued employment through such time-vesting date. Such PSUs have already fully satisfied the performance-vesting condition, as the Common Stock equaled or exceeded the three specified performance hurdles for 20 trading days out of 30 consecutive trading days during the three-year performance period; specifically, 33.33% of the PSUs performance vested upon the achievement of a $4 performance hurdle, 33.33% of the PSUs performance vested upon the achievement of a $6 performance hurdle, and 33.34% of the PSUs performance vested upon the achievement of a $9 performance hurdle.

Potential Payments Upon Termination or Change in Control

Employment Agreements with Messrs. Shepko, Bates and Williams

As described above in the section entitled “—Narrative to Summary Compensation Table,” we have entered into employment agreements with each of Messrs. Shepko, Bates and Williams. The following summarizes the impact of certain termination events or the occurrence of a change in control on each NEO’s entitlement to severance and other benefits under these employment agreements.

If the employment of Messrs. Shepko, Bates or Williams is terminated by the Company for cause or by the executive without good reason, such executive will be entitled to receive (i) all accrued base salary and accrued but unused vacation through the date of termination, (ii) any post-employment benefits due under the terms and conditions of the Company’s benefits plans, and (iii) for Mr. Shepko, any earned but unpaid annual bonus. The applicable executive will not be entitled to any additional amounts or benefits as the result of a termination of employment for cause or by the executive without good reason.

If the employment of Mr. Shepko is terminated by the Company without cause or if he resigns for good reason, Mr. Shepko will be entitled to, subject to his execution and non-revocation of a release of claims against the Company and continued compliance with restrictive covenants, (i) a lump-sum cash payment equal to the pro rata portion of his target annual bonus for the year in which his employment terminates (the “Severance Payment”), and (ii) up to 24 months of Company-subsidized COBRA coverage; provided, however, that if such termination occurs after a change in control and is on or before December 31, 2022, the Severance Payment will instead be equal to Mr. Shepko’s target annual bonus for the 2022 bonus year plus his annual base salary for 2022 (less any amounts of base salary already paid to him if the termination date occurs in 2022).

If Mr. Shepko’s employment is terminated due to his death or disability, he will be entitled to the pro rata portion of his target annual bonus for the year in which his employment terminates.

If the employment of Messrs. Bates or Williams is terminated by the Company without cause or if Messrs. Bates or Williams resign for good reason, the applicable executive will be entitled to, subject to the execution and non-revocation of a release of claims against the Company and continued compliance with restrictive covenants: (i) a payment equal to the sum of (A) 18 months of base salary plus (B) a pro rata portion of the applicable executive’s target annual bonus for the year in which he is terminated, payable in substantially equal installments over the 18-month period following such termination; (ii) up to 18 months of Company-subsidized COBRA coverage; and (iii) the accelerated vesting of any outstanding equity awards, with performance-based conditions vesting on actual achievement of the applicable performance-based conditions, except for the Bates 2020 Target Award, the Bates Turn-Around Award, the Bates Make-Whole Award, the Williams 2020 Target Award, the Williams Turn-Around Award and the Williams Promotion Award, which provide for accelerated vesting in the circumstances described below. If Mr. Williams terminates his employment agreement for convenience after May 6, 2023, the Company may elect to pay Mr. Williams a discretionary severance payment equal to his monthly base salary for up to 18 months following such termination in order to extend his post-termination restricted period, as described above.

If the employment of Messrs. Bates or Williams is terminated due to his death or disability, such executive will be entitled to: (i) a pro rata portion of his target annual bonus for the year in which he is terminated; (ii) up to 18 months of Company-subsidized COBRA coverage; and (iii) the accelerated vesting of any outstanding equity awards that would have vested in the year of termination, with performance-based conditions vesting on actual achievement of the applicable performance-based conditions, except for the Bates 2020 Target Award, the Bates Turn-Around Award, the Bates Make-Whole Award, the Williams 2020 Target Award, the Williams Turn-Around Award and the Williams Promotion Award, which provide for accelerated vesting in the circumstances described below.

Under his employment agreement, “good reason” for Mr. Shepko generally means the occurrence of any of the following, without his consent: (i) a material reduction in base salary; (ii) a material diminution in his position, reporting relationship to the Board, responsibilities or duties or the assignment of him to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties; (iii) requirement that Mr. Shepko be based anywhere more than 40 miles from the office where he is located on the effective date of the employment agreement; or (iv) any material breach by the Company of the employment agreement or any other material agreement between the Company and Mr. Shepko.

Under their employment agreements, “good reason” for each of Messrs. Bates and Williams generally means the occurrence of any of the following, without his consent: (i) a material reduction in base salary or target annual bonus, other than a general reduction in base salary or target annual bonus that affects all similarly situated executives in substantially the same proportions; (ii) a material diminution in his position, responsibilities or duties or the assignment of him to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties; (iii) any material breach by the Company of any provision of his employment agreement; or (iv) for Mr. Bates, the required relocation or transfer of his regular work location to a location more than 40 miles from the Dallas-Ft. Worth metropolitan area.

Under their employment agreements, “cause” for each of Messrs. Shepko, Bates and Williams generally means: (i) the commission by the executive of fraud, breach of fiduciary duty, theft or embezzlement against the Company, its subsidiaries, affiliates or customers; (ii) the executive’s willful refusal without proper legal cause to faithfully and diligently perform his duties; (iii) the breach of the confidentiality, noncompetition, non-solicitation or intellectual property provisions in the executive’s employment agreement or the material breach of any other written agreement between the executive and one or more members of affiliated entities including the Company and its direct and indirect subsidiaries; (iv) the executive’s conviction of, or plea of guilty or nolo contendere to, a felony (or state law equivalent) or any crime involving moral turpitude; (v) willful misconduct or gross negligence by the executive in the performance of duties to the Company that has or could reasonably be expected to have a material adverse effect on the Company; or (vi) the executive’s material breach and violation of the Company’s written policies pertaining to sexual harassment, discrimination or insider trading.

2017 Equity Awards

Pursuant to the terms of Mr. Shepko’s 2017 option award (the “2017 Shepko Option Award”), upon a change in control, the unvested portion of the 2017 Shepko Option Award will become vested in full and exercisable. If Mr. Shepko’s service terminates due to his death or disability, the unvested portion of the 2017 Shepko Option Award that would have vested in the year of termination will become vested and exercisable.

2020 Equity Awards

Bates and Williams 2020 Target Awards

Pursuant to the terms of the Bates 2020 Target Award and Williams 2020 Target Award (collectively, the “2020 Target Awards”) upon (i) a change in control if no replacement award is provided, (ii) the respective NEO’s termination without cause, or (iii) the respective NEO’s resignation for good reason, the unvested portion of the 2020 Target Award will become vested in full and exercisable, in each case, subject to the NEO’s execution and non-revocation of a release of claims against the Company. If the NEO’s employment terminates due to his death or disability, the unvested portion of the 2020 Target Award that would have vested in the year of termination will become vested and exercisable.

Under the 2020 Target Awards, “change in control,” “good reason” and “cause” all have the same definitions as described above.

Bates and Williams Turn-Around Awards

Pursuant to the terms of the Bates Turn-Around Award and Williams Turn-Around Award (collectively, the “Turn-Around Awards”), upon a change in control if no replacement award is provided, the unvested portion of the Turn-Around Awards will time-vest in full. Further, pursuant to the terms of the Turn-Around Awards, upon (i) the respective NEO’s termination without cause, (ii) the respective NEO’s resignation for good reason, or (iii) the respective NEO’s death or disability, the unvested portion of the Target Awards will time-vest in full and performance-vest based on actual achievement of the applicable performance-based conditions, in each case, subject to the NEO’s execution and non-revocation of a release of claims against the Company.

Under the Turn-Around Awards, “change in control,” “good reason” and “cause” all have the same definitions as described above.

Bates Make-Whole Award

Pursuant to the terms of the Bates Make-Whole Award, upon (i) a change in control if no replacement award is provided, (ii) Mr. Bates’ termination without cause, or (iii) Mr. Bates’ resignation for good reason, the unvested portion of the Bates Make-Whole Award will become vested in full and exercisable, in each case, subject to Mr. Bates’ execution and non-revocation of a release of claims against the Company. If Mr. Bates’ employment terminates due to his death or disability, the unvested portion of the Bates Make-Whole Award that would have vested in the year of termination will become vested and exercisable.

Under the Bates Make-Whole Award, “change in control,” “good reason” and “cause” all have the same definitions as described above.

Williams Promotion Award

Pursuant to the terms of the Williams Promotion Award, upon (i) a change in control if no replacement award is provided, (ii) Mr. Williams’ termination without cause, or (iii) Mr. Williams’ resignation for good reason, the unvested portion of the Williams Promotion Award will become vested in full and exercisable, in each case, subject to Mr. Williams’ execution and non-revocation of a release of claims against the Company. If Mr. Williams’ employment terminates due to his death or disability, the unvested portion of the Williams Promotion Award that would have vested in the year of termination will become vested and exercisable.

Under the Williams Promotion Award, “change in control,” “good reason” and “cause” all have the same definitions as described above.

2021 Equity Awards

Pursuant to the terms of the 2021 RSU awards made to Messrs. Shepko, Bates and Williams (collectively, the “2021 RSU Awards”), the unvested portion of the 2021 RSU Award will become vested in full upon (i) a change in control if no replacement award is provided or (ii) the respective NEO’s termination (a) by the Company without cause, (b) by the NEO for good reason or (c) due to the NEO’s death or disability, in each case, subject to the NEO’s execution and non-revocation of a release of claims against the Company.

Pursuant to the terms of the 2021 PSU awards made to Messrs. Shepko, Bates and Williams (collectively, the “2021 PSU Awards” and, together with the 2021 RSU Awards, the “2021 Equity Awards”), upon a change in control, if no replacement award is provided and subject to the NEO’s continuous employment through the occurrence of the change in control, the 2021 PSU Award will immediately become time-vested and the achievement of all relevant performance goals will be determined based on the greater of actual achievement or the target of those goals at the time of the change in control. Upon the NEO’s termination (i) by the Company without cause, (ii) by the NEO for good reason or (iii) due to the NEO’s death or disability, in each case, subject to the NEO’s execution and non-revocation of a release of claims against the Company, the 2021 PSU Award will be deemed to have time-vested as of the date of such termination and the achievement of all relevant performance goals will be determined based on the actual level achievement of those goals; provided, that (a) the number of any PSUs deemed to have become performance-vested shall be prorated to reflect the portion of the performance period that lapsed as of immediately prior the termination date, (b) the resulting number of PSUs following such proration shall be deemed the number of vested PSUs that shall be settled in accordance with the applicable award agreement and (c) any number of PSUs that are not settled in accordance with the applicable award agreement shall remain outstanding and subject to vesting and settlement notwithstanding the NEO’s termination.

Under the 2021 Equity Awards, “change in control” and “cause” are defined in the Incentive Plan, and “good reason” is defined in the applicable employment agreement.

DIRECTOR COMPENSATION

Annual Cash Compensation

Our directors who also serve as employees of the Company do not receive additional compensation for their services as directors while serving as employees. Our non-employee directors receive (i) an annual retainer in the amount of $75,000, and (ii) as applicable, an annual fee for serving as the chair of the Audit Committee in the amount of $15,000, as the chair of the Compensation Committee in the amount of $10,000 and as the chair of the Corporate Governance and Nominating Committee in the amount of $10,000. The annual retainer and committee chair fees are paid quarterly. Mr. Shepko became Interim Chief Executive Officer effective January 1, 2021 and was appointed Chief Executive Officer effective August 2, 2021, and no longer receives any Board retainers.

Equity Compensation

In addition to the annual cash compensation described above, our independent directors also receive an annual stock award grant for each year of service on the Board of Directors. Due to the amendment to the Incentive Plan that occurred in 2021, during the fiscal year ended December 31, 2021, our directors received two separate grants of RSUs, representing their 2021 annual stock award grant and their 2022 annual stock award grant.

The 2021 non-employee director annual stock awards were granted on June 1, 2021 and consisted of 6,906 RSUs worth $52,002 as of the grant date, each of which vested on January 1, 2022. The 2022 non-employee director annual stock awards were granted on December 31, 2021 and each consisted of 4,980 RSUs worth $49,999 as of the grant date, each of which vest on January 1, 2023.

The following table presents information regarding compensation earned by the non-employee directors for their Board service during the year ended December 31, 2021.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	Total ($)
Brian Bonner	85,000	102,001	—	187,001
Kevin M. Charlton(4)	—	—	—	—
Don R. Daseke	75,000	102,001	—	177,001
Catharine Ellingsen	50,625	85,473	—	136,098
Grant Garbers	75,000	102,001	—	177,001
Daniel J. Hennessy(5)	45,000	—	—	45,000
Charles “Chuck” F. Serianni	82,500	102,001	—	184,501
Ena Williams	85,000	102,001	—	187,001

(1)	Reflects annual retainer fees for non-employee directors of $75,000 and annual Board committee chair fees, with (a) Ms. Ellingsen receiving a prorated annual retainer due to her becoming a non-employee director on April 27, 2021, and (b) Mr. Hennessy receiving a prorated annual retainer due to his cessation of service as a non-employee director on June 18, 2021. Mr. Charlton received no annual retainer due to his cessation of service as a non-employee director on January 1, 2021.

(2)	Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of RSUs granted to non-employee directors in the fiscal year ended December 31, 2021. As of December 31, 2021, non-employee directors (as of such date) held outstanding RSUs in the following amounts: Messrs. Bonner, Daseke, Garbers and Serianni and Ms. Williams – 11,886; and Ms. Ellingsen – 9,691. Ms. Ellingsen received a prorated number of RSUs due to her becoming a non-employee director on April 27, 2021.

(3)	Non-employee directors were not granted stock options in the fiscal year ended December 31, 2021. As of December 31, 2021, non-employee directors (as of such date) held outstanding stock options in the following amounts: Mr. Bonner – 25,000; Mr. Daseke – 99,940; Messrs. Garbers and Serianni and Mses. Ellingsen and Williams – 0.

(4)	Mr. Charlton ceased to be a director effective January 1, 2021.

(5)	Mr. Hennessy ceased to be a director effective June 18, 2021.

In addition, our non-employee directors are reimbursed for all out-of-pocket expenses incurred in connection with attending Board or committee meetings. Each director is indemnified for his or her actions associated with being a director to the fullest extent permitted under Delaware law.

Process for Determining Non-Employee Director Compensation

The Compensation Committee conducts an annual review of director compensation and benefits, including cash, equity-based awards and other compensation. In determining non-employee director compensation, the Compensation Committee seeks advice from the independent compensation consultants who are retained by the Board to, among other functions, analyze compensation and develop initial recommendations as to the amount and form of compensation to be paid to the Company’s non-employee directors, including pay mix. Regarding compensation, the Compensation Committee’s advisor, Meridian, analyzes and compares the Company’s compensation program against the same peer group used to determine executive officer compensation as described above. Market data is obtained for each element of Board compensation. The Board then reviews this information with the compensation consultant, as well as any developing trends in director compensation and how the Board’s workload compares to that of the peer group directors, and establishes the go-forward Board compensation arrangements. In establishing the go-forward Board compensation arrangements, the Compensation Committee considers the competitiveness of each element of compensation, as well as the competitiveness of total compensation. The Compensation Committee recommended that the Board approve the 2021 compensation package, and the Board approved the compensation package for 2021.

PROPOSAL 1—ELECTION DIRECTORS

On the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated the following persons for election as directors at the Annual Meeting, each to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified: Messrs. Bonner, Daseke, Garbers, Serianni, Shepko, and Mses. Ellingsen, Lovett and Williams.

Each of these individuals is currently serving as a director of the Company. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified or until his or her death, resignation or retirement.

Unless you indicate otherwise, shares represented by executed proxies will be voted “FOR” the election as directors of each nominee unless any such nominee shall become unable to serve or decides he or she will not serve. If any nominee is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for another person nominated by the Board. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Nominee Biographies

For biographies of each nominee to serve as a director, please see the section entitled “Corporate Governance—The Board of Directors and Executive Officers—Director Nominees.”

Required Vote

The eight nominees receiving the highest number of affirmative votes shall be elected as directors. You may withhold votes from any or all nominees.

Recommendation

The Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the above-mentioned nominees.

PROPOSAL 2—RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking the stockholders to ratify the Audit Committee’s selection of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2022. The Audit Committee is directly responsible for appointing the Company’s independent registered public accounting firm. The Audit Committee is not bound by the outcome of this vote. However, if the stockholders do not ratify the selection of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2022, our Audit Committee intends to reconsider the selection of Grant Thornton as our independent registered public accounting firm going forward. A representative of Grant Thornton is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions from stockholders.

Principal Accounting Fees and Services

The following is a summary of fees paid to Grant Thornton for various professional services for the years ended December 31, 2020 and December 31, 2021.

	2020 Fees	2021 Fees
Audit Fees	$2,050,232	$2,107,322
Audit-Related Fees(1)	67,840	233,198
Tax Fees	897,822	701,350
All Other Fees	—	—
Total	$3,015,894	$3,041,870

(1)	Audit-related services are comprised of an audit of a benefit plan in 2020 and in 2021. In addition, in 2021, audit-related services included due diligence procedures in connection with potential acquisition opportunities.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services provided in connection with regulatory filings and includes interim procedures, quarterly reviews and audit fees, as well as attendance at Audit Committee meetings.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees. Tax fees consist of fees billed for tax return preparation and tax planning and advice.

The Audit Committee determined that the services provided by Grant Thornton were compatible with Grant Thornton’s independence as the independent registered public accounting firm during 2020 and 2021.

Pre-Approval Policy

Since the formation of the Audit Committee, and on a going-forward basis, the Audit Committee has and will pre-approve all audit services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit).

Required Vote

The ratification of the appointment of Grant Thornton requires the affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal.

Recommendation

The Board of Directors recommends a vote “FOR” the ratification of the selection by the Audit Committee of Grant Thornton as our independent registered public accounting firm.

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in “Compensation Overview” and the related executive compensation tables in “Executive Compensation.” The Board recognizes that executive compensation is an important matter for stockholders. We believe that our executive compensation program is effective and aligned with the long-term interests of our stockholders, and that the total compensation packages provided to our NEOs are reasonable in the aggregate. As you consider this proposal, we urge you to read “Compensation Overview” and the related executive compensation tables and disclosures in “Executive Compensation.” Unless the Board modifies its policy on the frequency of holding “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will occur in 2023.

Required Vote

Approval of “say-on-pay” requires the affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal. Although this advisory vote to approve our executive compensation is non-binding, the Compensation Committee will carefully assess the voting results.

Recommendation

The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the executive compensation of the NEOs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock as of March 31, 2022 based on information filed with the SEC or obtained from the persons named below, with respect to the beneficial ownership of shares of Common Stock, by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock;

•	each of our NEOs and directors (including our nominees); and

•	all our executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock(1)
Brian Bonner(2)	509,546	*
Don R. Daseke(2)(3)	18,108,687	28.5
Catharine Ellingsen	4,711	*
Grant Garbers	6,906	*
Melendy Lovett	10,000	*
Charles “Chuck” F. Serianni	41,741	*
Jonathan Shepko(2)	293,069	*
Ena Williams	53,741	*
Jason Bates(2)	273,267	*
Rick Williams(2)	381,000	*
All directors and executive officers as a group (11 individuals)(2)(3)	19,821,535	31.2
The Walden Group, Inc.(4)	16,337,314	25.8
Osterweis Capital Management, Inc.(5)	4,347,850	6.9
Lyons Capital, LLC(6)	3,250,000	5.1

*	Less than one percent.

(1)	Calculations based on 63,441,801 shares of Common Stock outstanding at March 31, 2022.

(2)	Includes shares of Common Stock issuable upon exercise of stock options held by the following people in the following amounts: (a) 25,000 vested options held by each of Messrs. Bonner and Shepko, (b) 99,940 vested options held by Mr. Daseke; (c) 136,633 vested options held by Mr. Bates and 136,634 options held by Mr. Bates that will vest within 60 days of March 31, 2022, (d) 190,500 vested options held by Mr. Williams and 190,500 options held by Mr. Williams that will vest within 60 days of March 31, 2022, and (e) 79,433 vested options held by Mr. Roy and 59,434 options held by Mr. Roy that will vest within 60 days of March 31, 2022.

(3)	The shares reported in the above table also include shares held of record by Barbara Daseke (Mr. Daseke’s spouse), by The Walden Group, Inc. (an entity of which Mr. Daseke is the President and majority stockholder) and by Walden Management Co. Pension (an entity of which Mr. Daseke is the sole trustee). Mr. Daseke has sole voting and sole dispositive power over 1,737,052 shares of Common Stock and shared voting and shared dispositive power over 16,371,635 shares of Common Stock. Ms. Daseke holds 34,321 shares of Common Stock, The Walden Group, Inc. holds 16,337,314 shares of Common Stock, and Walden Management Co. Pension holds 76,000 shares of Common Stock.

(4)	Business Address: 15455 Dallas Parkway, Suite 550, Addison, Texas 75001.

(5)	Comprised of approximately 4,347,850 shares of Common Stock issuable upon conversion of 500,000 shares of Series A Convertible Preferred Stock, convertible at the rate of 8.6957 shares of Common Stock per 1 share of Series A Convertible Preferred Stock. Information is based on a Schedule 13G/A filed with the SEC on February 14, 2022 by (a) Osterweis Capital Management, Inc., (b) Osterweis Capital Management, LLC, (c) John S. Osterweis, and (d) Carl P. Kaufman, all of which, except for Osterweis Capital Management, Inc., have sole voting and sole dispositive power. Business Address: One Maritime Plaza, Suite 800, San Francisco, CA 94111.

(6)	Information is based on a Schedule 13D/A filed with the SEC on January 5, 2021 by (a) Lyons Capital, LLC, (b) The Lyons Community Property Trust, dated June 15, 1979, (c) Phillip N. Lyons, and (d) Lyons Share Foundation, all of which have shared voting and shared dispositive power over the reported shares of Common Stock. Business Address of Lyons Capital, LLC, The Lyons Community Property Trust, dated June 15, 1979 and Lyons Share Foundation: 5000 Birch Street, Suite 5500, Newport Beach, CA 92660. Business Address of Phillip N. Lyons 36 Harbor Island, Newport Beach, CA 92660.

OTHER MATTERS

As of the date of this proxy statement, neither the Board of Directors nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of 2022 Annual Meeting of Stockholders and this proxy statement. If any other business should properly come before the Annual Meeting, or any adjournments or postponements thereof, the persons named in the proxy will vote on such matters according to their best judgment to the extent authorized by Rule 14a-4(c) under the Exchange Act.

Submission of Stockholder Proposals for the 2023 Annual Meeting of Stockholders

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at the 2023 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Generally, such proposals are due 120 days before the anniversary of the date we release our proxy materials for the prior year; however, if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. We currently expect to hold the 2023 annual meeting of stockholders within 30 days of July 6, 2023. Therefore, we have determined that Rule 14a-8 stockholder proposals must be received by the Company at its offices at 15455 Dallas Parkway, Suite 550, Addison, Texas 75001, no later than the close of business on January 26, 2023 unless otherwise announced by the Company prior to the 2023 annual meeting of stockholders.

In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. Notice of a nomination or proposal must be delivered to us not less than 90 days and not more than 120 days prior to the date for the preceding year’s annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Currently, we expect to hold the 2023 annual meeting of stockholders within 30 days of July 6, 2023. Accordingly, for the 2023 annual meeting of stockholders, assuming that we do not issue a public announcement changing the date of the meeting, notice of a nomination or proposal must be delivered to us no later than the close of business on April 7, 2023 and no earlier than the opening of business on March 8, 2023. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The Chairman of the Board of Directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures or the procedures set forth in the bylaws. In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must satisfy the requirements set forth in Rule 14a-19 of the Exchange Act.

Householding Information

Unless we have received contrary instructions, we may send a single copy of the Notice to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•	If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at 15455 Dallas Parkway, Suite 550, Addison, Texas 75001, to inform us of his or her request; or

•	If a broker, bank, broker-dealer, custodian or other similar organization holds the shares, the stockholder should contact that representative directly.

Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our stockholders, upon request, annual reports containing financial statements audited by our independent registered public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through the Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of our annual report and the reports and other information filed with the SEC. In addition, we provide information regarding our corporate governance and financial and stock information on our corporate website at https://investor.daseke.com.

Any requests for copies of information, reports or other filings with the SEC should be directed to:

Soumit Roy, Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary
Daseke, Inc.
15455 Dallas Parkway, Suite 550
Addison, Texas 75001

 YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on July 5, 2022. INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting – If you plan to attend the virtual online meeting, you will need your 12 digit control number to vote electronically at the meeting. To attend: https://www.cstproxy.com/daseke/2022 MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PROXY FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Please mark your votes like this THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. 1. Election of Directors. (01) Brian Bonner (02) Don R. Daseke (03) Catharine Ellingsen (04) Grant Garbers (05) Melendy Lovett (06) Charles “Chuck” F. Serianni (07) Jonathan Shepko (08) Ena Williams FOR nominees listed to the left WITHHOLD AUTHORITY to vote for nominees listed to the left 2. Ratification of independent registered public accounting firm. 3. Approval, on an advisory basis, of the executive compensation of the Company’s named executive officers. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) CONTROL NUMBER Signature Signature, if held jointly Date , 2022 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. All holders must sign. X PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders The 2022 Proxy Statement and the 2021 Annual Report to Stockholders are available at: https://www.cstproxy.com/daseke/2022 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Daseke, Inc. The undersigned appoints Jonathan Shepko and Soumit Roy, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Daseke, Inc. held of record by the undersigned at the close of business on May 19, 2022 at the Annual Meeting of Stockholders of Daseke, Inc. to be held on July 6, 2022, or at any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE EIGHT NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO THE EXTENT AUTHORIZED BY RULE 14A-4(C) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued, and to be marked, dated and signed, on the other side)